Exhibit 99.1

  Callaway Golf Announces 2003 Results and Reiterates 2004 Guidance

   CARLSBAD, Calif.--(BUSINESS WIRE)--January 22, 2004--Callaway Golf Company (NYSE:ELY) today released its consolidated financial results for the fourth quarter and full year ended December 31, 2003, announcing net sales for the full year of $814 million compared with $793 million for the prior year. Net income for the full year was $46 million versus
$69 million for the prior year. Fully diluted earnings per share for the period were $0.68 compared with $1.03 for the prior year. Currency fluctuations had a favorable impact on 2003 net sales of $28 million.
   Net sales for the fourth quarter ended December 31, 2003 were $147 million versus $123 million in the comparable period during the prior year. Net loss for the quarter was $33 million versus $6 million for the prior period. Loss per share was $0.50 compared with $0.08 for the comparable period in the prior year. Currency fluctuations had a favorable impact on net sales of $6 million.
   The Company believes it is helpful for interested parties to consider the following in evaluating the Company's results:

   -- The Company's consolidated net income and earnings per share for 2003 were significantly affected by pre-tax charges of $24 million (primarily non-cash) associated with the integration of the Top-Flite Golf business; without those charges, reported net income and fully diluted earnings per share for 2003 would have been $62 million and $0.93, respectively, for the full year, and losses of $17 million and $0.26 per share, respectively, for the fourth quarter.

   -- The Company's consolidated net income and earnings per share for 2002 were positively affected by a pre-tax adjustment of $17 million to decrease the Company's warranty reserve. Excluding the effects of the $24 million Top-Flite integration charges from 2003 results and the $17 million warranty reversal from 2002 results, net income for 2003 would have been $62 million versus $59 million in 2002 (an increase of 5%), and fully diluted earnings per share would have been $0.93 in 2003 compared to $0.87 in 2002 (an increase of 7%).

   --  Callaway Golf operations on a stand-alone basis (i.e.
        excluding Top-Flite) had pro forma net sales for 2003 of $774 million, a 2% decrease versus $793 million in 2002. Excluding Top-Flite results and the $24 million integration charges from 2003 and the $17 million warranty reversal from 2002, pro forma net income for the Callaway Golf operations was $71 million compared to $59 million, (an increase of 20%), and pro forma fully diluted earnings per share were $1.06 versus $0.87 in 2002, (an increase of 22%).

   Please refer to the attachment, 'Supplemental Financial
Information', for details.

   "We finished the year slightly stronger than we had predicted in December, with an increase in sales momentum," said Ron Drapeau, Chairman and CEO. "Significantly, our core Callaway Golf business beat the targets we set at the beginning of the year for both net income and earnings despite a tough competitive environment. We generated $119 million in cash flow from operations during the year, which along with our cash reserves provided enough cash to fund our operations and the acquisition of the Top-Flite assets without taking on any debt. We are very pleased with these accomplishments."


                         Sales by Product
                                          Fourth Quarter   Full Year
                                              -- 2003       --  2003
                                          ----------------------------
$'s in millions                            Net      %     Net     %
                                           Sales  Change Sales  Change
                                                    vs.           vs.
                                                   2002          2002
                                          ----------------------------

Woods                                      $38.5   -26% $252.4   -19%
Irons                                       37.8    23%  271.7    12%
Putters                                     24.7    15%  142.8    28%
Golf balls                                  35.0   316%   78.4    19%
Accessories, other                          10.6     2%   68.7    10%
                                          -------       -------
   Total                                  $146.6    19% $814.0     3%
                                          =======       =======


   Consolidated gross profit for the year was $369 million (45% of net sales) compared with $400 million (50% of net sales) for the prior year. Excluding Top-Flite results and the $24 million integration charges in 2003 and the $17 million warranty reserve reversal in 2002, Callaway Golf pro forma gross profit was $383 million (49% of net sales) in 2003 versus $383 million (48% of net sales) in 2002.
   Consolidated operating expenses were $303 million (37% of net sales) versus $289 million (36% of net sales) in 2002. Excluding the incremental Top-Flite expenses of $23 million from 2003, pro forma operating expenses declined 3% to $280 million versus prior year.
   The tax provision as a percentage of pre-tax income for the year was 32.9% compared to 37.8% for the prior year. This decrease is primarily the result of the recognition of atypical tax benefits in the current year income tax provision related to the statutory U.S. export sales incentive.
   Commenting on the results, Brad Holiday, Senior Executive Vice President and Chief Financial Officer stated, "We predicted at the beginning of 2003 that our operating results for 2003 would benefit from the cost reduction strategies put in place in 2002. The results show that we were correct. Our ability to generate cash, strong earnings, and take advantage of strategic opportunities has been enhanced by the implementation of these strategies in our operations and the attitude of our employees."
   In the fourth quarter of 2003 the Company settled the remaining open issues under its contract to purchase certain Top-Flite assets from the bankruptcy estate. With these matters completed, it has now been determined that the Company paid $154.1 million in cash to acquire assets and liabilities valued as follows:


     ($'s in millions)

                      Accounts receivable                      $  44.0
                      Inventory                                   32.8
                      Other current assets                         1.1
                      Plant, property & equipment                 56.7
                      Intangible assets                           48.5
                                                                  ----
                      Total assets                              $183.1
                      Current liabilities                         18.0
                      Long term liabilities                        4.8
                                                                  ----
                      Net assets acquired                       $160.3
                                                                ======


   During the fourth quarter, the Company repurchased an additional 96,000 shares of its common stock at an average price of $15.98 per share. For the year, the Company invested approximately $5 million to repurchase a total of 372,000 shares at an average cost of $12.77 per share.
   In accordance with the Company's dividend practice, the next dividend will be determined by the Board of Directors at its February 2004 meeting.

   BUSINESS OUTLOOK

   In light of SEC Regulations, the Company elects to provide certain forward-looking information in this press release. These statements are based on current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. See further disclaimer below.
   "We are encouraged by our new products and a recovering economy," continued Mr. Drapeau, "and reiterate our mid-December guidance. This guidance includes net sales for 2004 of approximately $1.03 billion, an increase of 27% over 2003, with fully diluted earnings per share between $0.82 and $0.97, including the balance of the transition charges associated with the integration of the Top-Flite operations (about $35 million pre-tax, or $0.33 in earnings per share)."
   The Company will be holding a conference call at 2:00 p.m. PST today, which will be hosted by Ron Drapeau, Chairman and CEO, and Brad Holiday, Senior Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the web site at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the conclusion of the conference call, and available through 5:00 p.m. PST on Thursday, January 29th. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling (800) 642-1687 for calls originating within the United States or (706) 645-9291 for International calls. The replay pass code is 4951186.

   Disclaimer: Statements used in this press release that relate to future plans, events, financial results or performance, including statements under the Business Outlook section relating to estimated future sales, earnings and profitability and statements related to estimated future charges in connection with the integration of the Callaway Golf and Top-Flite operations, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to delays, difficulties or unanticipated costs in integrating the Top-Flite and Callaway Golf assets, brands and businesses, the maintenance of good vendor relationships, adverse market and economic conditions, market acceptance of current and future products, adverse weather conditions and seasonality, competitive pressures, fluctuations in foreign currency exchange rates, delays, difficulties or increased costs in the manufacturing of the Company's golf club or ball products, or in the procurement of materials or resources needed to manufacture the Company's golf club or ball products, any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, a decrease in participation levels in golf and the effect of terrorist activity or armed conflict on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties, see Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

   Regulation G: The Company's results in this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition to the GAAP results, the Company has also provided additional information concerning the Company's results, which includes certain financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude the 2003 pre-tax charges of $24 million associated with the integration of the Top-Flite Golf business and the 2002 pre-tax adjustment of $17 million to reverse the Company's warranty reserve. They also report the results of the Callaway Golf operations on a stand-alone basis, although such operations are not a reportable business segment. These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides useful information to investors by permitting additional relevant period-to-period comparisons of the historical operations of the Callaway Golf business excluding the operations of the recently acquired Top-Flite Golf business, as well as information concerning operations notwithstanding the Top-Flite integration charges (which are primarily non-cash) or the 2002 non-cash adjustment to warranty reserves. For certain non-GAAP financial measures, the Company has provided supplemental information as an attachment to this press release which reconciles those non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. In other circumstances, the reconciling information is presented in the text of this press release.

   Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including ERC(R) Fusion(R) Drivers, Great Big Bertha(R) II Titanium Drivers and Fairway Woods,Great Big Bertha II 415 Titanium Drivers, Big Bertha Titanium Drivers and Big Bertha Stainless Steel Fairway Woods, Hawk Eye(R) VFT(R) Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(R) and Steelhead X-16 Pro Series Stainless Steel Irons, Callaway Golf Forged+ Wedges and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(R) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Tour balls, HX Blue and HX Red balls, Big Bertha(TM) Blue and Big Bertha Red balls, and the Warbird(TM) balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite(R), Strata(R) and Ben Hogan(R) brands. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com and www.odysseygolf.com.


                  Supplemental Financial Information

                                           Fourth Quarter  Full Year
                                          ----------------------------
$'s in millions, except per share data      2003   2002   2003   2002
                                          ----------------------------

Reported net sales                        $146.6 $122.8 $814.0 $793.2
Top-Flite net sales                        (35.1)    --  (40.5)    --
                                          ----------------------------
   Callaway Golf net sales                $111.5 $122.8 $773.5 $793.2
                                          ============================

Reported net income (loss)                $(33.4) $(5.6) $45.5  $69.4
Top-Flite integration charges ($24 million
 pre-tax)                                   16.2     --   16.2     --
Warranty reserve reversal ($17 million
 pre-tax)                                     --     --     --  (10.5)
                                          ----------------------------
   Pro forma net income                   $(17.2) $(5.6) $61.7  $58.9
                                          ----------------------------
Top-Flite net loss                           8.1     --    8.8     --
                                          ----------------------------
   Pro forma Callaway Golf net income
    (loss)                                 $(9.1) $(5.6) $70.5  $58.9
                                          ============================


Reported diluted earnings per share       $(0.50)$(0.08) $0.68  $1.03
Top-Flite integration charges ($24 million
 pre-tax)                                   0.24     --   0.25     --
Warranty reserve reversal ($17 million
 pre-tax)                                     --     --     --  (0.16)
                                          ----------------------------
   Pro forma earnings per share            (0.26) (0.08)  0.93   0.87
                                          ----------------------------
Top-Flite net loss                          0.12     --   0.13     --
                                          ----------------------------
   Pro forma Callaway Golf earnings (loss)
    per share                             $(0.14)$(0.08) $1.06  $0.87
                                          ============================

                         Callaway Golf Company
            Consolidated Condensed Statement of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                       Quarter Ended               Year Ended
                        December 31,              December 31,
                  ----------------------    ----------------------
                     2003         2002         2003         2002
                  ---------    ---------    ---------    ---------

Net sales         $146,602 100%$122,781 100%$814,032 100%$793,219 100%
Cost of goods sold 112,538  77%  69,056  56% 445,417  55% 393,068  50%
                  ---------    ---------    ---------    ---------
Gross profit        34,064  23%  53,725  44% 368,615  45% 400,151  50%

Operating
 expenses:
Selling             58,256  40%  40,370  33% 207,783  26% 200,329  25%
General and
 administrative     22,294  15%  15,706  13%  65,448   8%  56,580   7%
Research and
 development         8,881   6%   7,653   6%  29,529   4%  32,182   4%
                  ---------    ---------    ---------    ---------
Total operating
 expenses           89,431  61%  63,729  52% 302,760  37% 289,091  36%

Income (loss) from
 operations        (55,367)-38% (10,004) -8%  65,855   8% 111,060  14%

Other income, net      684          588        2,028          611
                  ---------    ---------    ---------    ---------

Income (loss)
 before income
 taxes             (54,683)-37%  (9,416) -8%  67,883   8% 111,671  14%

Income tax
 provision
 (benefit)         (21,252)      (3,839)      22,360       42,225
                  ---------    ---------    ---------    ---------

Net income (loss) $(33,431)-23% $(5,577) -5% $45,523   6% $69,446   9%
                  =========    =========    =========    =========


Earnings per
 common share:
Basic               ($0.50)      ($0.08)       $0.69        $1.04
Diluted             ($0.50)      ($0.08)       $0.68        $1.03

Weighted-average
 shares
 outstanding:
Basic               66,731       65,688       66,027       66,517
Diluted             66,731       65,688       66,471       67,274


                         Callaway Golf Company
                 Consolidated Condensed Balance Sheet
                            (In thousands)
                              (Unaudited)

                                                    December December
                                                       31,      31,
                                                      2003     2002
                                                   -------------------
ASSETS
Current assets:
Cash and cash equivalents                            $47,340 $108,452
Accounts receivable, net                             100,664   63,867
Inventories, net                                     185,389  151,760
Deferred taxes                                        36,707   34,519
Other current assets                                  13,362   10,429
                                                   -------------------
   Total current assets                              383,462  369,027

Property, plant and equipment, net                   164,763  167,340
Intangible assets, net                               169,851  121,317
Deferred taxes                                        12,289    5,216
Other assets                                          18,201   16,945
                                                   -------------------
                                                    $748,566 $679,845
                                                   ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                $79,787  $61,720
Accrued employee compensation and benefits            25,544   23,168
Accrued warranty expense                              12,627   13,464
Income taxes payable                                  11,962    7,649
Other current liabilities                                240    3,160
                                                   -------------------
   Total current liabilities                         130,160  109,161

Long-term liabilities                                 29,023   27,297

Shareholders' equity                                 589,383  543,387
                                                   -------------------
                                                    $748,566 $679,845
                                                   ===================

    CONTACT: Callaway Golf Company, Carlsbad
             Ron Drapeau or Brad Holiday or Larry Dorman, 760-931-1771